Exhibit 10.41

RESIGNATION AND RELEASE AGREEMENT

     THIS RESIGNATION AND RELEASE AGREEMENT (“Agreement”) is made and entered into by and between Roy C. Cuny (“Employee”) and SMITH & WESSON HOLDING CORPORATION (“S&W”).

1.	Resignation by Employee.

1.1.	Employment Agreement. S&W and Employee are parties to an Executive Employment Agreement entered into as of October 22, 2002 (“Employment Agreement”). S&W and Employee agree to terminate Employee’s employment under the Employment Agreement without cause. This termination shall be deemed a resignation. Except as provided in Section 8 of this Agreement, upon the Effective Date (as defined in Section 12 of this Agreement), the parties’ obligations under the Employment Agreement, except as provided in Section 4 thereof, are hereby discharged.

1.2.	Resignation. Effective as of November 19, 2004 (“the Resignation Date”), Employee resigns as a director, officer, and employee and manager, where applicable, of S&W and all of its subsidiaries, related, and affiliated companies.

2.	Consideration by S&W. In consideration of Employee’s release set forth below, the parties’ obligations under the Employment Agreement and this Agreement, S&W shall provide Employee with the following consideration (the “Consideration”), which shall constitute the sole compensation obligations of S&W with respect to Employee after the Effective Date, as that term is defined in Section 12 of this Agreement.

2.1.	Severance Payments. S&W shall pay Employee severance compensation in the amount of $375,000.00, which amount shall be paid as follows: $75,000 on the eighth day after this Agreement is executed by Employee and the balance in 24 biweekly equal installments pursuant to S&W’s standard payroll practices.

2.2.	Benefits. Through the first anniversary of the Resignation Date, S&W shall continue to provide the following benefits through COBRA to Employee to the extent permissible under, and in accordance with, the terms and conditions of such plans or policies: payment for Employee and Employee’s spouse and children for coverage pursuant to S&W’s health care policy (medical, vision, and dental) as the same exists on the Resignation Date. If Employee elects to obtain such health care benefits through COBRA, upon such election, S&W shall immediately reimburse Employee each month an amount equal to the sum of the required monthly COBRA payment through the first anniversary of the Resignation Date. Upon submission of proof of payment of the premium (e.g., copy of check) each month, S&W shall reimburse Employee the full amount of the premium within five business days. Employee shall be responsible for ensuring that the proper COBRA election is made and for ensuring that the premium for such coverage is paid each month. Employee shall be responsible for any premium payments under COBRA after the first anniversary of the Resignation Date.

2.3.	Stock Options. Those certain Stock Option Agreements granted to Employee pursuant to S&W’s 2001 Stock Option Plan, dated May 31, 2001 (the “Option Plan”), shall be governed by the Option Plan, except that i) Employee shall have twelve months following the Effective Date to exercise any vested options; and ii) Employee’s unvested options shall not be cancelled and shall vest as of the Resignation Date.

2.4.	Tax Implications. Except where otherwise noted, all payments and benefits under this Section are subject to applicable federal withholding tax and any other taxes as required by law. Employee understands that he will receive no other wage, benefit, or other payment from S&W other than the consideration described in this Section.

3.	Assistance and Cooperation in Litigation and Investigations.

3.1.	Cooperation. Employee will, upon reasonable notice and subject to Employee’s other commitments, furnish such information and reasonable assistance to S&W as it may reasonably require in connection with the SEC Matter (as defined in Section 3.2 below), any internal investigation into the circumstances giving rise to the SEC Matter, and any litigation against the S&W Parties (as defined in Section 4 below) in which Employee has relevant knowledge (“Litigation”); such assistance shall include, but is not limited to, attending meetings for preparation of witnesses and voluntarily appearing at any proceedings for which S&W requests Employee’s appearance. Employee further agrees that he and his separate counsel will permit attorneys for S&W and their agents to actively participate and assist in the preparation of Employee for any future testimony in the SEC Matter or Litigation. Such services by Employee through the first anniversary of the Resignation Date shall be without compensation; thereafter, such services shall be provided in exchange for reasonable consideration as may hereafter be mutually acceptable to Employee and S&W. In all instances, S&W shall directly pay (or, at Employee’s option, reimburse Employee for) all reasonable expenses incurred by Employee in providing such services. If Employee will incur more than $500 on any flight, lodging, or other expense incident to these services, he shall seek approval from S&W before incurring the expense, which approval shall be sought from and provided by S&W’s Chairman of the Board of Directors (or such other designee hereafter identified by S&W in writing to Employee), shall be timely provided and shall not be unreasonably withheld.

3.2.	Separate Counsel. S&W affirms that it (i) has approved the engagement by Employee of Richards Spears Kibbe & Orbe LLP as independent counsel for Employee solely in connection with the investigation being conducted by the U.S. Securities and Exchange Commission styled In the Matter of Smith & Wesson Holding Corporation, SEC File No. HO-09769 (the “SEC Matter”); and (ii) will be responsible for and promptly pay all reasonable attorneys’ fees and related expenses related to such representation (or successor representation) in connection with the SEC Matter.

4.	Release.

4.1.	By Employee. As a material inducement to enter into this Agreement and expressly subject to full payment of all amounts owed to Employee hereunder and full performance by S&W hereunder, Employee knowingly and voluntarily releases, acquits, and forever discharges S&W and all of its subsidiaries, affiliated, and related companies, and the current and former employees, officers, directors, attorneys, members, and shareholders of each of the foregoing (collectively, the “S&W Parties”) from any and all Claims (as hereafter defined). This release includes, but is not limited to, all Claims arising from or relating to Employee’s employment with S&W, the Employment Agreement, and the termination of his employment, which Employee, or any of Employee’s heirs, trustees, representatives, executors, administrators, successors and assigns ever had or now has, owns or holds against the S&W Parties, including without limitation Claims arising under:

(a)	Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et seq. and 42 U.S.C. § 1981a;

(b)	The Age Discrimination in Employment Act of 1967, as amended, 42 U.S.C. § 621, et seq.;

(c)	The Older Workers Benefits Protection Act, 29 U.S.C. 626, et seq.;

(d)	The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq.;

(e)	The Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.;

(f)	Fair Labor Standards Act, 29 U.S.C. § 201, et seq.;

(g)	Family Medical Leave Act, 29 U.S.C. § 2601, et seq.;

(h)	Massachusetts Equal Rights Act;

(i)	Massachusetts Fair Employment Practices Act;

(j)	Massachusetts Family Obligations Leave Act;

(k)	Massachusetts wage payment laws;

(l)	Arizona Civil Rights Act;

(m)	Arizona Employment Protection Act;

(n)	Arizona wage payment laws;

(o)	Federal and state whistleblower laws, including, but not limited to, claims under the Sarbanes-Oxley Act and related regulations;

(p)	Any other applicable federal, state and local labor and employment laws; and

(q)	Any contract, express or implied, tort or theory of law whether statutory or under the common law.

4.2.	Employee Review and Revocation Rights. Employee has been advised to consult, and has in fact consulted, with an attorney of his own choosing in negotiating this Agreement. Employee understands that he may take twenty-one (21) calendar days from the time he receives this Agreement to decide whether to sign the Agreement and that Employee has the right to revoke this Agreement for any reason within seven (7) calendar days after Employee signs it. If Employee chooses to sign this Agreement before the expiration of twenty-one days, he agrees he has waived the twenty-one day period for review. To revoke the Agreement, Employee must send a letter announcing Employee’s decision to revoke this Agreement to Lawrence J. Rosenfeld, Greenberg Traurig, LLP, 2375 E. Camelback Rd., Suite 700, Phoenix, Arizona 85016, which Mr. Rosenfeld must receive prior to the expiration of the revocation period to be effective. Employee acknowledges that S&W is providing him with payments and other consideration in this Agreement that are in addition to anything of value to which the Employee already is entitled.

4.3.	By S&W. As a material inducement to enter into this Agreement and expressly subject to full performance by Employee hereunder, S&W, its subsidiaries, affiliated, and related companies knowingly and voluntarily release, acquit, and forever discharge Employee, his heirs, trust beneficiaries, trustees, representatives, attorneys, executors, administrators, successors and assigns (collectively, the “Employee Parties”) from any and all Claims (as hereafter defined). This release includes, but is not limited to, all Claims arising from or relating to Employee’s employment with S&W, which S&W, its subsidiaries, affiliated, and related companies ever had or now has, owns, or holds against the Employee Parties.

4.4.	Claims. For purposes of this Agreement, “Claims” shall mean charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, tax obligations, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, past or present, from the beginning of time up to and including the Effective Date.

4.5.	No Prospective Effect. This mutual release does not waive rights or claims that may arise after the Effective Date (as defined in Section 12).

5.	Non-Disparagement; Non Interference. Neither S&W, its subsidiaries, related, and affiliated companies nor Employee and Employee Parties shall provide oral or written information or disparage or in any manner cause harmful remarks or comments to be disseminated to any third parties regarding the business, aptitude, skills, practices, procedures, operations, methods, or any other subject that may have a detrimental impact on the future business prospects or extant business relationships of the other; provided, however, that this restriction shall not limit any person from providing information or testifying truthfully as may be required by law, by compulsory process or in connection with any court, legal or governmental proceeding. Employee agrees that neither he nor the Employee Parties will make any public statement concerning the S&W Parties to the media, financial institutions, financial analysts, or any person affiliated with or representing the foregoing.

5.1.	Injunctive Relief. Employee acknowledges that the restrictions contained in this Section 5 and in Sections 7, 8, and 10 below are a reasonable and necessary protection of the immediate interests of S&W and that any violation of these restrictions would cause substantial injury to S&W. In the event of a breach or threatened breach by Employee of these restrictions, S&W shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the breaching party from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting S&W from pursuing any other available remedies for such breach or threatened breach.

6.	Successors. This Agreement shall be binding upon Employee and upon his heirs, trustees, administrators, representatives, executors, successors, and assigns. This Agreement shall be binding upon the S&W, its subsidiaries, related, and affiliated companies, and their representatives, successors, and assigns.

7.	Confidentiality. Employee and S&W hereby agree that each of them will keep the terms, amount and the fact of the Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that neither will communicate or otherwise disclose to any past or present employee of S&W or to any member of the general public, the terms, amount and the fact of this Agreement, except as may be required by law, by compulsory process or in connection with any court, legal or governmental proceeding, and with respect to S&W, to the extent reasonably necessary for it to conduct business or to comply with applicable SEC or AMEX reporting regulations or requirements. Notwithstanding the foregoing, Employee may disclose the terms and conditions of this Agreement to his spouse, attorneys, and accountants, and S&W may disclose the terms and conditions of this Agreement to its employees who have a need to know, its outside service professionals, such as lawyers, accountants, financial advisors, and to the extent necessary to comply with any disclosure or reporting obligations.

8.	Restrictive Covenants. Employee acknowledges that during the term of his employment he was provided access to core strategic and competitive information at a very senior level. Employee acknowledges that Section 4 of the Employment Agreement includes covenants not to compete, not to solicit or interfere with the employees and customers of S&W, its subsidiaries, related, and affiliated companies, not to disclose trade secrets or confidential business information, and not to disparage S&W and its subsidiaries, related, and affiliated companies. Employee hereby reaffirms the reasonableness and necessity of those restrictive covenants and agrees that Section 4 of the Employment Agreement survives the termination of his employment, is hereby incorporated by reference into this Agreement, and thus remains in effect upon the execution of this Agreement.

9.	Representations. Employee represents and warrants that he has not filed, or caused to be filed, any charge, complaint, claim, or demand with any governmental or regulatory agency or department that would involve or relate to any of the S&W Parties. Employee represents and warrants that he is not aware of any governmental or regulatory investigation or inquiry involving the S&W Parties other than the SEC Matter, the review of S&W’s periodic filings by the Securities and Exchange Commission Division of Corporation Finance, and S&W’s compliance with the listing requirements of the American Stock Exchange. Employee further represents that he has not assigned, transferred, pledged, or otherwise attempted to transfer any Claims or rights he believes he may have against the S&W Parties. The parties represent to each other that in executing this Agreement, neither party has relied upon any representation or statement of the other party not set forth herein.

10.	Return of S&W Property. Employee acknowledges that he has delivered to S&W all forms of S&W property or that of its subsidiaries, related, and affiliated companies, including without limitation tangible property, proprietary materials and confidential information, regardless of the form or medium in which such property or information is fixed, that were in his possession or control prior to the Resignation Date or that Employee had access to prior to the Resignation Date.

11.	Assignment of Payments. Any right or interest to or in any payments shall be fully assignable by Employee including but not limited to one or more beneficiaries to receive any amount that may be payable after his death (and shall remain enforceable by Employee’s estate).

12.	Effective Date; Governing Law. The Effective Date of this Agreement shall be the eighth day after the date of execution by Employee. This Agreement is made and entered into in the State of Massachusetts and shall in all respects be interpreted, enforced and governed under the laws of that state.

13.	Venue. Employee and S&W hereby irrevocably agree that any legal action or proceeding arising out of or relating to this Agreement or any actions contemplated hereby shall be brought in a court of competent jurisdiction located in Massachusetts. Employee and S&W hereby expressly submit to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waive any claim of improper venue and any claim that such courts are an improper forum. Employee and S&W hereby irrevocably consent to the service of process of any of the aforementioned courts in any suit, action, or proceeding.

14.	Severability. Should any of the provisions of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

15.	Other Provisions.

15.1.	Other Rights. Employee agrees S&W has paid Employee for all accrued, but unused, vacation and paid time off through the Resignation Date.

15.2.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

15.3.	Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach of the same provision or any other provision of this Agreement.

15.4.	Attorneys’ Fees. In the event of any litigation between the parties hereto arising out of the terms, conditions and obligations in this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees incurred in connection with such litigation.

15.5.	Construction. S&W and Employee acknowledge the binding legal effect of this Agreement, that this Agreement has been negotiated by the parties, that each party has consulted legal counsel about the terms, conditions and effect of this Agreement, and that the rule of construction that any ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

15.6.	Amendment. This Agreement may only be amended in a writing signed by Employee and the Chair of S&W’s Board of Directors or his designee.

16.	Entire Agreement. This Agreement sets forth the entire agreement between the parties thereto and fully supersedes any and all prior agreements pertaining to the subject matter hereof, other than the Option Plan, the Articles of Incorporation and Bylaws of S&W, and any other documents referenced herein. Without limiting the generality of the foregoing, nothing contained herein, including without limitation Employee’s release set forth in Section 4 above, shall enlarge, amplify, add to, or limit or reduce Employee’s indemnification rights pursuant to S&W’s Articles of Incorporation and Bylaws, which shall survive execution and delivery hereof.

EMPLOYEE

DATE: 11/19/2004	/s/Roy C. Cuny

SMITH & WESSON HOLDING
CORPORATION

DATE: 11/29/2004
	By:	/s/ John A. Kelly

Its: Chief Financial Officer and Treasurer